Exhibit 10.2

Petrolink Energy Limited
Room 1112, 11/F., CC Wu Building, 302-308 Hennessy Road, Wanchai, Hong Kong
Tel : 852-2811 2438 Fax: 852-2827 0468

31 October 2023

Ho Tak Wing

-	Present	-	Private and Confidential

Dear Mr. Ho,

LETTER OF APPOINTMENT

We are pleased to offer you an appointment with our Company on the following terms and conditions:

1.	POSITION

You will be employed as Chief Financial Officer

2.	ENGAGEMENT

Your appointment will commence on 01 November 2023

3.	PROBATION PERIOD

Three months

4.	TERMINATION

(a)	During the first month of the probationary period, either party may terminate the employment without notice period or wage in lieu of notice.

(b)	During the second and the third month of the probationary period, either party may give the other party not less than 14 days’ notice in writing or payment of 14 days’ basic salary in lieu of notice.

(c)	After completion of the probationary period, either party may terminate the employment by giving the other party not less than one month notice in writing or payment of one month basic salary in lieu of notice.

(d)	The employment may be terminated by the Company summarily without notice or payment in lieu of notice if, in the opinion of the Company, you are guilty of any dishonesty, corruption, serious misconduct, persistent unpunctuality neglect of duty, willful breach of any company rules or regulations, or if you shall become bankrupt or insolvent or be convicted of any criminal offence which renders your continued employment with the Company inappropriate.

5.	SALARY

Your starting basic salary will be HKD39,200 per month on a 12-month basis payable in arrears. The net monthly salary, after deduction of the Mandatory Provident Fund (MPF) and any other statutory contribution, will be paid on or about the last working day of each calendar month.

Petrolink Energy Limited
Room 1112, 11/F., CC Wu Building, 302-308 Hennessy Road, Wanchai, Hong Kong
Tel : 852-2811 2438 Fax: 852-2827 0468

6.	DOUBLE PAY

Provided that you are still in the employment of the Company upon the expiration of a calendar year ended 31 December of each year, you will be entitled to a year-end bonus which is equivalent to one month of your last basic salary. Payment of the year-end bonus will be made together with the December net monthly salary on or about the last working day in December. In so far as your service as a confirmed staff falls short of one year, your entitlement to the year-end bonus will be calculated on a pro-rata basis in relation to the period served from the date of appointment provided you have passed the probation. In case you are not confirmed after the probationary period, you will not be entitled to any year-end bonus or double pay.

7.	DISCRETIONARY BONUS

You may be considered to participate in a performance related bonus scheme which is solely at the discretion of the top management at the end of each year. The discretionary bonus, in case of any, will be paid before the commencement of the next lunar year.

8.	WORKING HOURS

The normal working hours will be 10:00am to 6:00pm on Mondays to Fridays. However, you may be required to work on Saturdays and holidays and overtime on an as needed basis without any compensation at the discretion of the management. You will be entitled to the public holidays adopted and announced by the HKSAR Government each year from time to time.

9.	ANNUAL LEAVE

You will be entitled to annual leave of 21 workings days for every completed year of service. In so far as your service as a confirmed staff falls short of one year in the first year, such leave entitlement will be calculated on a pro-rata basis in relation to the period served from the date of appointment.

10.	FRINGE BENEFITS

Upon completion of 3 months’ service, you will be entitled to enjoy benefits that normally apply to staff members of the Company including medical scheme and Mandatory Provident Fund (MPF) governed by the laws of HKSAR Government. You will also note that all benefits and allowances mentioned above are subject to adjustment without notice at the sole discretion of the Company.

11.	COMPLIANCE WITH COMPANY POLICIES AND PROCEDURES

You will be required at all times to comply with the Company’s policies and procedures, which may be revised from time to time in accordance with requirements. You hereby agree not to enter into any appointment with any other company or engage in any trade or business during your service without the Company’s prior approval.

12.	NON-DISCLOSURE

You shall not, at any time, except under legal process, divulge any matter relating to the business of the Company (the “Company”) which may become known to you by reason of your appointment and you shall be true and faithful to the Company in all dealings and transactions whatsoever relating to the business of the Company.

Petrolink Energy Limited
Room 1112, 11/F., CC Wu Building, 302-308 Hennessy Road, Wanchai, Hong Kong
Tel : 852-2811 2438 Fax: 852-2827 0468

13.	TRANSFER/SECONDMENT

It is a condition of employment that you, if so required by the Company, will promptly agree to accept posting without undue delay to an appropriate position within the Company or any other Company within the Group.

14.	ACCEPTANCE OF OUTSIDE BENEFITS

(a)	Other than the salary, rewards and benefits specified in this agreement, you must seek permission from the Company for the acceptance of any form of reward and advantage in connection with your work.

(b)	At any time during this agreement, you must inform the Company if you or your immediate family has any financial interest in any business with which the Company has business dealings or which competes with the Company.

(c)	Unless prior permission is given by the Company, you or your immediate family must not accept any personal loan from the Company’s suppliers, clients or business associates. The same applies to accepting guarantee for loans and special commercial discounts. Normal borrowings from banks or other licensed financial institutions are however, not restricted.

15.	OTHERS

This employment is governed by the Employment Ordinance, the Employees’ Compensation Ordinance and any relevant Ordinances of the HKSAR Government. This employment is subject to the production of original documents previously presented for the application, satisfactory reference checking from previous employer(s), personal referee(s) and no bankruptcy order or criminal record(s) under your personal record.

To signify your understanding and acceptance of the foregoing, please sign and return to the Company the duplicate copy of this letter at your earliest convenience. We welcome you to join our organization and trust that your service with us will be of mutual benefits.

Yours faithfully,	Confirmed and Accepted by:
For and on behalf of
Petrolink Energy Limited

Authorized Signature(s)	Ho Tak Wing
HKID Card No.:
Date:

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